May 23, 1995
                                                      Exhibit 5.1

Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN  55343

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted on behalf of Osmonics, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 400,000 shares of Common Stock, $0.01 par value (the "Shares") to be issued by the Company pursuant to the terms of the Osmonics, Inc.
1995 Employee Stock Purchase Plan (the "Employee Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Employee Plan, and when delivered against payment therefor in the manner contemplated by the Employee Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,


                         MASLON EDELMAN BORMAN & BRAND,
                         a Professional Limited Liability Partnership